Exhibit 99.1

Contact Information:
Jeffrey M. Watson	John D. Flemming
President/Chief Executive Officer	Managing Member
Manhattan Bancorp	Carpenter Fund Manager GP, LLC
Phone: (310) 606-8000	Phone: (949) 261-8888
Fax: (310) 606-8090	Fax: (949) 260-1354

MANHATTAN BANCORP ANNOUNCES AGREEMENT TO RECEIVE FIFTEEN MILLION DOLLAR
CAPITAL INFUSION TO SUPPORT CONTINUED GROWTH

LOS ANGELES, CA – May 14, 2008 – Manhattan Bancorp (“Bancorp”) (OTCBB: MNHN) the holding company of Bank of Manhattan, N. A. (“Bank”), a national bank, announced today that it has entered into a Stock Purchase Agreement dated May 14, 2008 with Carpenter Fund Manager GP, LLC (“Carpenter”), General Partner of the Carpenter Community BancFunds (“Fund”), pursuant to which the Fund has agreed to purchase 1,500,000 shares of Manhattan Bancorp’s authorized but unissued shares of stock at $10.00 per share for an aggregate purchase price of $15 million.

“We are very excited for the opportunity to welcome the Carpenter organization as a strategic partner,” stated Jeffrey M. Watson, Manhattan Bancorp’s President and Chief Executive Officer.   “The additional capital will enable us to accelerate our core business plan in the following ways: increase the legal lending limit of the Bank, and therefore our competitive positioning in the market, permit the Bank to intensify its expansion plans at a time when talented bankers are becoming available in our market area, position the Company for potential acquisition opportunities, and provide the Company with capital for potential product line diversification activities in fee income products targeting business owners in our market area.”

The Fund is an investment fund formed by the principals of Carpenter & Company, the Irvine-based investment banking and consulting firm that specializes in bank development.  The Fund plans to support new and growing community banks in California and elsewhere.

Edward J. Carpenter, Managing Partner of Carpenter, said “Manhattan Bancorp and its team are well known to us.  We view the Bank as one of the most promising new banks in California and look forward to supporting the company in its growth and expansion plans.”

The Transaction

Carpenter Fund Manager GP, LLC as general partner of Carpenter Community Bancfund, L.P., Carpenter Community Bancfund-A L.P., and Carpenter Community Bancfund-CA, L.P. has agreed to purchase up to 1,500,000 shares of the Company’s common stock in two separate closings.  At the first closing, the Fund will purchase a number of shares of common stock in the Company in a private placement that is equivalent to 4.9% of the Company’s post-closing outstanding common stock.  The balance of the 1,500,000 shares of the Company’s common stock will be purchased by the Fund in a second private placement closing subject to and following the receipt of all required regulatory approvals and the fulfillment of all other conditions precedent to closing set forth in the Stock Purchase Agreement. The first and second closings are expected to occur in the second and third quarters of 2008 respectively.

Pursuant to the Stock Purchase Agreement the Company has agreed, prior to the second closing, to increase the size of its Board and nominate as a director, one person on behalf of the Fund, and to continue to nominate one person designated by the Fund for election to the Board of Directors, so long as the Fund continues to own at least ten percent of the outstanding common stock of the Company.

In addition, the Company has granted the Fund “piggyback registration” rights on customary terms and conditions.  The Company has also granted the Fund demand registration rights on customary terms and conditions that may be exercised by the Fund not earlier than the fifth anniversary of the first closing date.

Manhattan Bancorp/Bank of Manhattan

Manhattan Bancorp, a bank holding company, operates Bank of Manhattan N.A., in El Segundo, California. Bank of Manhattan, which opened for business on August 15, 2007, is a full service bank headquartered in the South Bay area of Los Angeles, California. Bank of Manhattan’s primary focus is relationship banking to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms. At March 31, 2008, Manhattan Bancorp reported total assets of $48.5 million, gross loans outstanding of $32.2 million, and $27.9 in total deposits.  Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Forward-Looking Statements Disclosure

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements relate to Bancorp’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on Bank of Manhattan’s operating results, ability to attract deposit and loan customers and the quality of Bank of Manhattan’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s December 31, 2007 10-K/A, ITEM 1A. Risk Factors and other reports filed with the Securities and Exchange Commission.  Bancorp does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.